Exhibit 99.1

For Immediate Release

Contacts:

Thomas Higgins	Jayme Maniatis (press contact)
Chief Financial Officer	Schwartz Communications
508 497 2809	7816840770
caliper@schwartz-pr.com
Michele Boudreau, Director
Corporate Communications
650 279 2088
Caliper Life Sciences to Acquire NovaScreen Biosciences
-Strategic Move Creates Central Resource for Drug Discovery Solutions-
Hopkinton, Mass., September 8, 2005 — Caliper Life Sciences, Inc. (Nasdaq: CALP) today announced that it has entered into a definitive agreement to acquire NovaScreen Biosciences Corporation, a privately held life science services company based in Hanover, Maryland. NovaScreen provides screening, profiling and assay development services for pharmaceutical and biotechnology companies worldwide, and for government agencies such as the National Institutes of Health.
By acquiring NovaScreen, Caliper will become a central resource for drug discovery solutions, offering scientists a comprehensive suite of in-house and outsourced drug discovery technologies, products and services. Caliper will now become a “one-stop shop” for in vitro drug discovery, with state-of-the-art technologies and products as well as leading screening assays and profiling services.
With NovaScreen, Caliper will be well positioned to address several emerging needs in the life sciences industry:
•	Safety profiling assays, such as ADME/Tox and kinase profiling, are increasingly in demand, in part due to recent high-profile drug withdrawals;

•	Pharmaceutical and biotechnology companies are increasingly outsourcing a portion of their discovery activities — particularly secondary screening and profiling, as well as associated assay development — in order to expand capabilities, balance resources, and reduce financial risk; and

•	Screening labs are placing a higher value on the quality of experimental data and the insights that such data can provide, and are focusing less on simply increasing the throughput of screening activities.

“Through this acquisition we see significant opportunities to leverage Caliper’s and NovaScreen’s combined expertise and technologies to better serve the pharmaceutical industry - with immediate opportunities in the growing secondary screening and profiling market,” said Kevin Hrusovsky, President and CEO at Caliper.
“For example, our LabChip screening platform, which has been adopted by 75 percent of the top 15 pharmaceutical companies, is emerging as the gold standard for data quality and is ideal for kinase profiling. NovaScreen’s safety profiling services are also highly regarded throughout the industry, and we are optimistic that combining our LabChip, liquid handling and robotics technologies with NovaScreen’s service expertise will enable us to expand and accelerate adoption of our products and technologies as well as play a leading role in the high-growth kinase screening market.”
Hrusovsky continued, “The NovaScreen acquisition will further strengthen our application knowledge and help ensure that future innovations are relevant to the life sciences industry.”
David Manyak, President and CEO of NovaScreen, also commented on the acquisition: “NovaScreen’s service offerings clearly will benefit from Caliper’s innovative LabChip, liquid handling and automation technologies, as well as its strong strategic relationships with pharmaceutical and biotechnology companies. Caliper’s advanced technologies and formidable commercial infrastructure increase our ability to achieve stronger revenue growth. From NovaScreen’s perspective this is the right time and Caliper is the right partner to grow our franchise.”
Under the terms of the agreement, Caliper will purchase NovaScreen for $22 million, subject to adjustment based on certain financial parameters, plus payments of up to $8 million contingent on the achievement of defined revenue milestones over a 30-month period. The consideration will be paid 80 percent in Caliper common stock and 20 percent in cash.
Based on an anticipated transaction close during the fourth quarter of 2005, the company expects the NovaScreen business to contribute positive earnings, positive cash flow and approximately $2 million to Caliper’s revenue. The acquisition is also expected to accelerate Caliper’s revenue growth.
Management from Caliper and NovaScreen will host a conference call to discuss details of the agreement today, September 8th, at 9:00 am EDT. To listen to the webcast, visit http://www.fulldisclosure.com. The webcast will be available for replay for approximately 30 days.
A telephone replay is also available until October 8, 2005 by dialing 888-286-8010 and entering the passcode 43854982. International dialers can access the replay by dialing 617-801-6888 and using the same passcode.

About Caliper Life Sciences
Caliper Life Sciences uses its advanced liquid handling and LabChip technologies to create leading edge tools that accelerate drug discovery, enable diagnosis of disease and facilitate scientific research. Caliper headquarters are located in Hopkinton, MA, with R&D, operations and manufacturing facilities for LabChip devices in Mountain View, CA, and direct sales, service and applications support throughout the world. Caliper customers and partners include many of the largest pharmaceutical, biotechnology, and life sciences companies. For more information, please visit Caliper’s web site at www.caliperLS.com.
About NovaScreen
NovaScreen Biosciences Corporation (www.NovaScreen.com) is a leading provider of drug discovery and development services and products, with a focus on in vitro (laboratory-based) screening assays and in silico (computer-based) predictive screening tools. With more than 12 years of operating history, NovaScreen is widely recognized as a pioneer in the field of receptor pharmacology, with particular expertise in G-Protein Coupled Receptors and other molecular targets that mediate disease states and side effects in the central nervous system. NovaScreen’s core competencies extend to side effect and therapeutic targets across the major organ systems and disease areas, and include assay development, discovery (high throughput) screening, selectivity screening, profiling, in vitro toxicology, and in vitro pharmacokinetics. NovaScreen has developed and routinely performs more than 600 receptor, enzyme, ion channel, transporter, and cell-based screening assays relevant to the discovery of new drugs and the selection and optimization of new drug candidates. Services and products are provided to more than 180 clients worldwide, including a majority of the leading drug and biotechnology companies. www.NovaScreen.com
The statements in this press release regarding Caliper acquiring NovaScreen, Caliper’s ability to capitalize on industry trends, NovaScreen’s ability to benefit from Caliper’s technologies and relationships, NovaScreen’s continued growth, NovaScreen’s contribution to Caliper’s revenue for 2005, and Caliper’s future revenue growth are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act as amended. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statement as a result of a number of factors, including the risks that Caliper may not complete the acquisition of NovaScreen, and if completed, that NovaScreen’s revenue growth may be lower than expected, or the expected benefits from combining with NovaScreen may not be realized. Further information on risks faced by Caliper are detailed under the caption “Factors Affecting Operating Results” in Caliper’s Annual Report on Form 10K filed with the Securities and Exchange Commission on March 16, 2005. This filing is available on a web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Caliper does not undertake any obligation to update forward-looking or other statements in this release or the conference call.
LabChip is a registered trademark of Caliper Life Sciences, Inc.
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